EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") effective the 1st day of March 1 2012, entered into by and between Jace Simmons ("Employee") and Medytox Solutions Inc. a Nevada Corporation with its principal place of business in West Palm Beach, Florida ("Company").

The Company desires to employ Employee as its Chief Financial Officer (CFO) and Employee desires to be so employed and;

NOW, THEREFORE, the parties desire to memorialize herein the terms and conditions of Employee's employment. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the parties hereby acknowledge the receipt and sufficiency of which hereto, the parties agree as follows:

            1.         Position & Duties

Employee shall serve as CFO upon the terms set forth in this Agreement. Employee shall have the responsibilities inherent in this position and shall report to the CEO and Board of Directors of the Company, and Employee shall perform any other duties reasonably required by Company's CEO and Board of Directors. The primary duties are to provide financial support to the corporate business plan, approve subsidiary annual financial projections, prepare quarterly and annual consolidated financials, complete timely 10Q and 10K, audit mergers and acquisitions, prepare monthly and annual budgets, prepare financial projections for investors; and assist CEO and COO with investor funding .

            2.0       Term of Employment

Subject to the provisions of this Agreement, including the early termination option in section 2.1, the term of Employee's employment under this Agreement ("Period of Employment") shall commence on March 1, 2012 until March 1, 2014 (the "Initial Term"). Unless either party elects to terminate this Agreement at the end of the initial or any renewal term by giving the other party written notice of such election at least ninety (90) days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then current term. Either party may elect not to renew this Agreement with or without cause, in which case this Section 2 shall govern Employee's termination, and not Section 4. Upon expiration of this Agreement after notice of non-renewal, Company shall provide Employee all compensation and benefits to which Employee is entitled through the date of termination and thereafter Company's obligation hereunder shall cease.

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2.1       Early Termination Option

Either the Employee or the Company may terminate this agreement during the period from May 23, 2012 to June 7, 2012 by giving written notice to the other party.

Compensation and Benefits.

Salary. The Company shall pay Employee an annual base salary of One Hundred Fifty Thousand dollars ($150,000) during the term of Employee's employment, payable in accordance with the Company's semi-monthly payroll disbursement cycle ("Base Compensation").Employee's base compensation shall be reviewed initially on May 31, 2012, and then each year during the term of Employee's employment, provided that the Company's performance criteria are achieved as set forth by the Company each year

3.1 Options. Employee shall receive 200,000 Options annually that can be converted to common shares at $3.00 during each year of employment, plus 400,000 additional such options on the day the Company's common shares begin trading. Additional options or restricted shares may be awarded to Employee in connection with annual bonus programs or ISOP to be developed, as approved by management and the board of directors.

3.2  Vacation and Sick Leave.            Employee will be entitled to

three (3) weeks of vacation, and sick leave equal to six (6) days per year, and 6 personal days. Vacation time, personal days and sick leave shall not be accumulated after the end of any year. Employee's use of vacation time shall be subject to the prior approval of the CEO of the Company. Sick leave shall accumulate at the rate of one half day per month.

3.3  Expenses. The Company shall reimburse Employee for all expenses incurred in connection with his duties on behalf of the Company, provided that Employee shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by Employee. Such reimbursements shall include annual CPA and AlCPA dues.

During the first 90 days of employment, the Company will pay for Employee's temporary housing plus 6 round trip airline trips (or equivalent) to Knoxville, TN. Continuation of such payments, if any, will be reviewed at the end of this 90 day period, depending on the expected move date of Employee. A moving allowance will also be finalized after the first 90 days, and will include the cost to drive Employee and spouse's 2 cars to Florida, plus the cost to move Employee's household goods and boat.

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3.4  Merger or Acquisition In the event the company is merged or acquired with another company and the employee's position changes, the employee will be offered a termination "Buy Out" equal to the number of years left on the employment agreement; receiving salary and benefits. Assume Buy Out takes place after one year employment; the "Buy Out" would be for one year at the existing base salary plus benefits.

3.5 Annual Bonus Program  Employee will participate in senior management annual bonus programs to be developed and approved by management and the board of directors.

3.6  Benefits. Employee will be entitled to participate in the employee benefit plans or programs of the Company, including medical and life insurance and ISOP and disability insurance, to the fullest extent possible, subject to the rules and regulations applicable hereto and to standard eligibility and vesting requirements of any coverage and shall be furnished with other services and perquisites appropriate to Employee's position. Without limiting the generality of the foregoing, Employee shall be entitled to the following benefits:

(a)        Comprehensive medical insurance for Employee and Spouse

(b)        Eye insurance for Employee and Spouse

(c)        Dental insurance for Employee and Spouse Or, full reimbursement of Employee and Spouse's existing COBRA coverage or continued coverage beyond COBRA's expiration, up to $989 per month, until such time the Company creates its own in house or ADP programs.

4.         Termination

4.1 Due to Disability

(a) If Employee becomes unable to perform the duties specified hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause, Company will pay Employee's base salary at its then current rate for a period of (4) weeks following the date Employee is first unable to perform such duties due to such disability or incapacity. Thereafter, Company shall have no obligation for base salary, bonus or other compensation payments to Employee during the continuance of such disability or

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incapacity. Company will continue to provide benefits to Employee so long as Employee remains employed;

(b)        If Employee is unable to perform the duties specified hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause for a period of TEN (10) consecutive weeks or for a cumulative period of SEVENTY (70) business days during any FIVE (5) month period ("Disability"), then, to the extent permitted by law, Company shall have the right to terminate this Agreement thereafter, in which event Company shall have no further obligations or liabilities hereunder after the date of such termination except Employee will be deemed disabled and eligible for the payments outlined in paragraph 4.1(a). EMPLOYEE REPRESENTS THAT TO THE BEST OF EMPLOYEE'S KNOWLEDGE EMPLOYEE HAS NO MEDICAL CONDITION THAT COULD CAUSE PARTIAL OR TOTAL DISABILITY THAT WOULD RENDER EMPLOYEE UNABLE TO PERFORM THE DUTIES SPECIFIED IN THIS AGREEMENT OTHERWISE THE BENEFITS IN PARAGRAPH 4.1(a) SHALL BE NULL AND VOID.

4.2 Blank

4.3       Due to Death. If Employee dies during the period of

employment, Employee's employment with Company shall terminate as of the end of the calendar month in which the death occurs. Company shall have no obligation to Employee or Employee's estate for Base Compensation or other form of compensation or benefit other than amounts accrued through the date of Employee's death, except as otherwise required by law or by benefit plans provided at Company expense.

In the event of the termination of Employee's employment due to Employee's death or Disability, Employee or Employee's legal representatives, as the case may be, shall be entitled to:

(a)        In the case of death, unpaid Base Compensation earned or accrued through Employee's date of death and continued Base Compensation at a rate in effect at the time of death, through the end of one (1) calendar year after which Employee's death occurs or the end of the employment term which ever is the lesser amount;

(b)        Any performance or special incentive bonus earned but not yet paid;

(c)        A pro rata performance bonus for the year in which employment terminates due to death or Disability based on the performance of Company for the year during which such termination occurs or, if performance

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results are not available, based on the performance bonus paid to Employee for the prior year; and

(d)       Any other compensation and benefits to which Employee or Employee's legal representatives may be entitled under applicable plans, programs and agreements of Company to the extent permitted under the terms thereof, including, without limitation, life issuance as provided in Section 4.5 above.

4.4 For Cause. Company may terminate Employee's employment relationship with Company at any time and with ten (10) days prior notice for Cause.

(a)        For purposes of this Agreement, termination of employment of Employee by the Company for cause means termination for the following reasons: (i) frequent and unjustifiable absenteeism, other than solely by reason of Employee's illness or physical or mental disability; (ii) failing to follow the reasonable instructions of the President; (iii) proven dishonesty materially injurious to the Company or to its business, operations, assets or condition (an "Adverse Effect"); or gross violation of Company policy or procedure after being warned, notified, or Employee's acknowledged, gross or willful misconduct, or willful neglect to act, which misconduct or neglect is committed or omitted by Employee in bad faith and had an Adverse Effect; and

(b)        Company shall have no obligation to Employee for Base Compensation or other form of compensation or benefits, except as otherwise required by law, other than (a) amounts accrued through the date of termination, and (b) reimbursement of appropriately documented expenses incurred by Employee before the termination of employment, to the extent that Employee would have been entitled to such reimbursement but for the termination of employment.

4.5       Termination Obligations.

(a)        All tangible Company property shall be returned promptly to Company upon termination of the Period of Employment;

(b)        All benefits to which Employee is otherwise entitled shall cease upon Employee's termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Company;

(c)        Upon termination of the Period of Employment, Employee shall be deemed to have resigned from all offices and directorships then held with Company or any Affiliate;

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(d)       Employee's obligations under this Section 4.5 on Termination Obligations, Section 6 on Confidentiality and Non-Disclosure, Section 8 on Inventions, Section 9 on Arbitration, and Section 11 on Non-Competition shall survive the termination of the Period of Employment and the expiration or termination of this Agreement; and

(e)        Following any termination of the Period of Employment, Employee shall cooperate fully with Company in all matters relating to completing pending work on behalf of Company and the orderly transfer of work to other employees of Company. Employee shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Employee's acts or omissions while employed by Company.

5.         Confidentiality and Non-Disclosure.

Employee agrees to abide by the terms of the Confidentiality and Non-Disclosure Agreement, and proprietary information policies now in effect by the Company or as may be established in the future.

6.         Company Property.

All products, records, designs, patents, plans, data, manuals, brochures, memoranda, devices, lists and other property delivered to Employee by or on behalf of the Company, all confidential information including, but not limited to, lists of potential customers, prices, and similar confidential materials or information respecting the business affairs of the Company, such as hardware manufacturers, software developers, networks, strategic partners, business practices regarding technology and schedules, legal actions and personnel information, and all records compiled by Employee which pertain to the business of the Company, and all rights, title and interest now existing or that may exist in the future in and to any intellectual property rights created by Employee for the Company, in performing Employee's duties during the term of this Agreement shall be and remain the property of the Company. Employee agrees to execute and deliver at a future date any further documents that the Company, determines may be necessary or desirable to perfect the Company's ownership in any intellectual or other property rights.

7.         Arbitration. (7.1 and 7.2 Blank)

7.3       Arbitral Claims. To the fullest extent permitted by law, all disputes between Employee (and Employee's attorneys, successors and assigns) and Company (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys and assigns) of any kind whatsoever, including, without limitation, all disputes arising under this Agreement ("Arbitral Claims"),

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shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Company and Employee) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitral Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state or local law, statute or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitral Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the Nevada Fair Employment and Housing Act;

            7.4       Procedure. Arbitration of Arbitral Claims shall be in

accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended ("AAA Employment Rules"), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitral Claims.

            7.5       Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitral Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief.

All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE;

            7.6       Arbitrator Selection and Authority. All disputes involving

Arbitral Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have authority to award equitable relief, damages, costs and fees to the same extent that, but not greater than, a court would have. The fees of the arbitrator shall be split between both parties equally, unless this would render this Section of Arbitration unenforceable, in which case the arbitrator shall apportion said fees so

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as to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitral Claims, including, but not limited to, whether any particular claim is arbitral and whether all or any part of this Agreement is void or unenforceable;

7.7       Continuing Obligations. The rights and obligations of

Employee and Company set forth in this Section on Arbitration shall survive the termination of Employee's employment and the expiration of this Agreement.

8.         Prior Agreements; Conflicts of Interest. Employee represents to Company: (a) that there are no restrictions, agreements or understandings, oral or written, to which Employee is a party or by which Employee is bound that prevent or make unlawful Employee's execution or performance of this Agreement; (b) none of the information supplied by Employee to Company or any representative of Company or placement agency in connection with Employee's employment by Company misstated a material fact or omitted information necessary to make the information supplied not materially misleading; and (c) Employee does not have any business or other relationship that creates a conflict between the interests of Employee and the Company.

9.         Non-Competition. (9.1 and 9.2 Blank) During the term of this Agreement Employee shall not:

9.3       Start employment with, offer consulting services to, or

otherwise become involved in, advise or participate on behalf of any other company, entity or individual, in the field of the Company; and

9.4       Individually or through any agent, for Employee's benefit or on behalf of any other person or entity (i) solicit employees of the Company, to entice them to leave the Company;

or (ii) solicit or induce and third party now or at any time during the term of this Agreement who is providing services to the Company, through license, contract, partnership, or otherwise to terminate or reduce their relationships with the Company.

10.       Miscellaneous Provisions. (10.1 and 10.2 blank)

10.3 Authority. Each party hereto represents and warrants that it has full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms.

10.4 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida.

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10.5 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

10.6 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

10.7 Severability.        In the event that any provision of this

Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

10.8 Amendment. This Agreement may be amended only in writing executed by the parties hereto.

10.9 Attorney's Fees. In the event of a dispute the prevailing party shall be entitled to be reimbursed for its legal fees by the other party.

10.10 Finality of Agreement. The document: when executed by the parties, supersedes all other agreements of the parties with respect to the matters discussed.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first set forth above.

"EMPLOYEE"

/s/ Jace Simmons

Jace Simmons

"Medytox Solutions Inc."

By: /s/ William Forhan

William Forhan CEO

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